Exhibit 21

List of Subsidiaries of Cadus Corporation

Cadus Technologies, Inc., a Delaware corporation

Blivet LLC, a Delaware limited liability company

MB 2013 LLC, a Delaware limited liability company

Happy Dragon LLC, a Delaware limited liability company